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             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934


        Date of Report (date of earliest event reported):
                     September 11, 1996




                     XEROX CORPORATION
   (Exact name of registrant as specified in its charter)



 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)


                   800 Long Ridge Road
                     P. O. Box 1600
            Stamford, Connecticut  06904-1600
    (Address of principal executive offices)(Zip Code)


    Registrant's telephone number, including area code:
                      (203) 968-3000


             This document consists of 3 pages.

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Item 5.   Other Events

Registrant announced in January 1996 that agreements had been reached to sell all its remaining Talegen Holdings, Inc. property and casualty insurance units ("Talegen") and The Resolution Group, Inc. ("TRG") for a total of $2.7 billion to investor groups led by Kohlberg Kravis Roberts & Company ("KKR") and existing management. The consideration consisted of cash, securities, performance based instruments and the assumption of Talegen debt.

On September 11, 1996, Registrant and KKR announced that they had mutually agreed to terminate the transactions.

Paul A. Allaire, Chairman and Chief Executive Officer of
Registrant, stated that Registrant and KKR "worked hard and diligently to complete the transactions as originally envisioned. When it became clear that this could not be accomplished consistent with all the prevailing considerations of both parties, Registrant and KKR decided it was best to terminate the transactions."

Registrant has already initiated steps for the simultaneous marketing of each of the Talegen units and TRG. Registrant, Talegen and their investment bankers are beginning the process with the objective of completing the individual sale transactions as soon as possible.

Mr. Allaire stated that Registrant is disappointed that the transactions will not close, since they would have achieved
Registrant's objective of a timely exit from financial services. He stated Registrant's belief that its decision to pursue alternative strategies will deliver the appropriate value to Xerox shareholders.

Registrant believes that its core document processing business continues to present excellent opportunities.
Strong growth in enterprise printing and document outsourcing, combined with a continuing stream of new, technologically innovative Xerox products and ongoing productivity benefits should, Registrant believes, result in strong financial returns for its shareholders.

In connection with the anticipated Talegen and TRG sales, in 1995 Registrant recorded a $1.5 billion charge and no additional charges are required as a result of today's announcement.


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                        SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.


                                     XEROX CORPORATION

                                     By: MARTIN S. WAGNER
                                         Assistant Secretary

Dated: September 12, 1996

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